                                                                    Exhibit 99.2

                                 EXELIXIS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
                                 EXELIXIS, INC.

Report of Independent Accountants..........................................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Stockholders' Deficit........................................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7

                                  METAXEN, LLC

Report of Independent Accountants.......................................... F-23
Balance Sheets............................................................. F-24
Statements of Operations................................................... F-25
Statements of Members' Equity (Deficit).................................... F-26
Statements of Cash Flows................................................... F-27
Notes to Financial Statements.............................................. F-28

                                 EXELIXIS, INC.

Unaudited Pro Forma Combined Financial Statement........................... F-36
Unaudited Pro Forma Combined Statement of Operations....................... F-37
Notes to Unaudited Pro Forma Combined Financial Statement.................. F-38

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Exelixis, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Exelixis, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 31, 2000, except as to the
 fifth paragraph of Note 1 which
 is as of April 7, 2000

                                 EXELIXIS, INC.

                                 BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                    Pro Forma
                                                                  Stockholders'
                                                December 31,         Equity
                                              ------------------  December 31,
                                                1998      1999        1999
                                              --------  --------  -------------
                                                                   (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.................. $  2,058  $  5,400
  Short-term investments.....................      --      1,504
  Other receivables..........................      150       185
  Other current assets.......................      423       943
                                              --------  --------
    Total current assets.....................    2,631     8,032
Property and equipment, net..................    5,744     9,498
Related party receivables....................      458       619
Other assets.................................      148       752
                                              --------  --------
    Total assets............................. $  8,981  $ 18,901
                                              ========  ========
LIABILITIES, MANDATORILY REDEEMABLE
CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses...... $    584  $  3,648
  Current portion of capital lease
   obligations...............................      924       735
  Current portion of notes payable...........      504     1,554
  Deferred revenue...........................      437     2,767
                                              --------  --------
    Total current liabilities................    2,449     8,704
Capital lease obligations....................      973       229
Notes payable................................    1,583     3,299
Convertible promissory note..................      --      7,500
Other long-term liability....................      --        104
Deferred revenue.............................      903     1,890
                                              --------  --------
    Total liabilities........................    5,908    21,726
                                              --------  --------
Commitments (Note 11)

Mandatorily redeemable convertible preferred
 stock,
  $0.001 par value; 35,000,000 shares
  authorized; issued and outstanding:
  27,623,110 shares in 1998, 30,503,571
  shares in 1999 and none pro forma
  (aggregate liquidation preference $46,780)
  ...........................................   38,138    46,780    $    --
                                              --------  --------    --------
Stockholders' deficit:
  Common stock, $0.001 par value; 50,000,000
   shares authorized; issued and outstanding:
   4,001,505 shares in 1998, 6,258,805 shares
   in 1999 and 29,136,461 pro forma..........        4         6          29
  Class B common stock, $0.001 par value;
   526,819 shares authorized; shares issued
   and outstanding: 526,819 shares in 1998,
   none in 1999 and pro forma................        1       --          --
  Additional paid-in-capital.................    2,979    19,523      66,280
  Notes receivable from stockholders.........     (240)     (240)       (240)
  Deferred stock compensation................   (1,803)  (14,167)    (14,167)
  Accumulated deficit........................  (36,006)  (54,727)    (54,727)
                                              --------  --------    --------
    Total stockholders' deficit..............  (35,065)  (49,605)   $ (2,825)
                                              --------  --------    ========
    Total liabilities, mandatorily redeemable
     convertible preferred stock and
     stockholders' deficit................... $  8,981  $ 18,901
                                              ========  ========

   The accompanying notes are an integral part of these financial statements.

                                 EXELIXIS, INC.

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Revenues:
  License......................................... $    --   $    139  $  1,046
  Contract........................................      --      2,133     9,464
                                                   --------  --------  --------
    Total revenues................................      --      2,272    10,510
                                                   --------  --------  --------

Operating expenses:
  Research and development (including stock
   compensation expense of $25, $557 and $2,241
   in 1997, 1998 and 1999, respectively) .........    8,223    12,096    21,653
  General and administrative (including stock
   compensation expense of $0, $168 and $1,281 in
   1997, 1998 and 1999, respectively) ............    3,743     5,472     7,624
                                                   --------  --------  --------
    Total operating expenses......................   11,966    17,568    29,277
                                                   --------  --------  --------
Loss from operations..............................  (11,966)  (15,296)  (18,767)
Interest income...................................      689       266       571
Interest expense..................................     (219)     (316)     (525)
                                                   --------  --------  --------
Loss before equity in net loss of affiliated
 company..........................................  (11,496)  (15,346)  (18,721)
Equity in net loss of affiliated company..........      --       (320)      --
                                                   --------  --------  --------
Net loss.......................................... $(11,496) $(15,666) $(18,721)
                                                   ========  ========  ========
Restated per share data:
  Net loss per share, basic and diluted........... $  (9.97) $  (7.88) $  (4.60)
  Shares used in computing net loss per share,
   basic and diluted..............................    1,154     1,988     4,068
  Pro forma net loss per share, basic and diluted.       --        --   $ (0.70)
  Shares used in computing pro forma net loss per
   share........................................         --        --    26,676


   The accompanying notes are an integral part of these financial statements.

                                EXELIXIS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                       (in thousands, except share data)

                                        Class B Common                  Notes
                         Common Stock        Stock        Additional  Receivable    Deferred                   Total
                       ---------------- ----------------   Paid-in       from        Stock     Accumulated Stockholders'
                        Shares   Amount  Shares   Amount   Capital   Stockholders Compensation   Deficit      Deficit
                       --------- ------ --------  ------  ---------- ------------ ------------ ----------- -------------
Balance at January 1,
1997.................. 1,239,912 $   1   526,819  $   1    $    147     $  --      $     (59)   $  (8,844)   $  (8,754)
Exercise of stock
options...............   246,695   --        --     --            7        --            --           --             7
Deferred stock
compensation..........       --    --        --     --           68        --            (68)         --           --
Amortization of
deferred stock
compensation..........       --    --        --     --          --         --             25          --            25
Net loss..............       --    --        --     --          --         --            --       (11,496)     (11,496)
                       --------- -----  --------  -----    --------     ------     ---------    ---------    ---------
Balance at
December 31, 1997..... 1,486,607     1   526,819      1         222        --           (102)     (20,340)     (20,218)
Exercise of stock
options............... 2,514,898     3       --     --          331        --            --           --           334
Issuance of notes to
stockholders for the
exercise of stock
options...............       --    --        --     --          --        (240)          --           --          (240)
Deferred stock
compensation..........       --    --        --     --        2,426        --         (2,426)         --           --
Amortization of
deferred stock
compensation..........       --    --        --     --          --         --            725          --           725
Net loss..............       --    --        --     --          --         --            --       (15,666)     (15,666)
                       --------- -----  --------  -----    --------     ------     ---------    ---------    ---------
Balance at
December 31, 1998..... 4,001,505     4   526,819      1       2,979       (240)       (1,803)     (36,006)     (35,065)
Exercise of stock
options............... 1,057,300     1       --     --          267        --            --           --           268
Issuance of stock
purchase warrants.....       --    --        --     --          391        --            --           --           391
Deferred stock
compensation..........       --    --        --     --       15,886        --        (15,886)         --           --
Amortization of
deferred stock
compensation..........       --    --        --     --          --         --          3,522          --         3,522
Conversion of Class B
common stock into
common stock.......... 1,200,000     1  (526,819)    (1)        --         --            --           --           --
Net loss..............       --    --        --     --          --         --            --       (18,721)     (18,721)
                       --------- -----  --------  -----    --------     ------     ---------    ---------    ---------
Balance at December
31, 1999.............. 6,258,805 $   6       --   $ --     $ 19,523     $ (240)    $ (14,167)   $ (54,727)   $ (49,605)
                       ========= =====  ========  =====    ========     ======     =========    =========    =========


  The accompanying notes are an integral part of these financial statements.

                                 EXELIXIS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1997      1998      1999
                                                   --------  --------  --------
Cash flows from operating activities:
  Net loss.......................................  $(11,496) $(15,666) $(18,721)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization................       731     1,529     2,166
    Loss on disposal of property and equipment...        19       --        --
    Amortization of deferred stock compensation..        25       725     3,522
  Changes in assets and liabilities:
    Other receivables............................       (52)      (98)      (35)
    Other current assets.........................        40      (397)     (497)
    Other assets.................................      (103)       (6)      (81)
    Related party receivables....................      (635)      177      (161)
    Accounts payable and accrued expenses........       706      (334)    3,064
    Deferred revenue.............................       --      1,340     3,317
    Other long-term liabilities..................       --        --        104
                                                   --------  --------  --------
      Net cash used in operating activities......   (10,765)  (12,730)   (7,322)
                                                   --------  --------  --------
Cash flows used in investing activities:
  Acquisition, net...............................       --        --       (870)
  Purchases of property and equipment............    (3,973)   (2,494)   (4,100)
  Proceeds from short-term investments...........       --      1,997       --
  Purchase of short-term investments.............    (1,997)      --     (1,504)
                                                   --------  --------  --------
      Net cash used in investing activities......    (5,970)     (497)   (6,474)
                                                   --------  --------  --------
Cash flows from financing activities:
  Proceeds from sale of mandatorily redeemable
   convertible preferred stock...................    15,703     6,333     8,642
  Proceeds from exercise of stock options........         7        94       268
  Proceeds from capital lease financing..........     1,838       179       --
  Principal payments on capital lease
   obligations...................................      (461)     (899)     (933)
  Proceeds from issuance of notes payable........       --      2,315    10,066
  Principal payments on note payable.............      (720)     (455)     (905)
                                                   --------  --------  --------
      Net cash provided by financing activities..    16,367     7,567    17,138
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................      (368)   (5,660)    3,342
Cash and cash equivalents, at beginning of year..     8,086     7,718     2,058
                                                   --------  --------  --------
Cash and cash equivalents, at end of year........  $  7,718  $  2,058  $  5,400
                                                   ========  ========  ========
Supplemental cash flow disclosure:
  Property and equipment acquired under capital
   leases........................................  $  1,169  $    --   $    --
  Cash paid for interest.........................       219       316       525

   The accompanying notes are an integral part of these financial statements.

                                 EXELIXIS, INC.

                         NOTES TO FINANCIAL STATEMENTS

Note 1 The Company and a Summary of Significant Accounting Policies

 The Company

   Exelixis, Inc. ("Exelixis" or the "Company"), formerly Exelixis Pharmaceuticals, Inc., is a model system genetics and comparative genomics company that uses model systems to identify critical genes in disease pathways and to determine functional relationships of genes and functionality of potential targets for the pharmaceutical and agriculture industries. The Company operates in one business segment in the U.S. and exited the development stage during the year ended December 31, 1998.

 Equity in Affiliated Companies

   The Company reports its minority ownership interests in GenOptera LLC and Artemis Pharmaceuticals, GmbH using the equity method of accounting.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Initial Public Offering

   In January 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to sell shares of its common stock to the public. If the initial public offering is completed under the terms presently anticipated, all outstanding shares of mandatorily redeemable convertible preferred stock will automatically convert into 22,877,656 shares of common stock. Unaudited pro forma stockholders' equity adjusted for the assumed conversion of the preferred stock is set forth on the balance sheets.

   In February 2000, the Company's Board of Directors authorized a 4-for-3 reverse split of its common stock. The reverse stock split became effective on April 7, 2000. The accompanying financial statements have been adjusted retroactively to reflect the stock split.

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and short-term investments. The Company's cash equivalents and short-term investments are held by three financial institutions. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents. See Note 3 for a discussion of notes and other receivables.

                                 EXELIXIS, INC.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in high grade short-term commercial paper and money market funds which invest in U.S. Treasury securities that are subject to minimal credit and market risk. The Company had $1.8 million and $1.0 million of high grade short-term commercial paper which was included in cash and cash equivalents at December 31, 1998 and 1999, respectively. These investments are carried at cost, which approximates fair market value.

 Short-term Investments

   The Company classifies all short-term investments as available-for-sale in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's short-term investments consist of high grade corporate securities maturing one year or less from the date of purchase. Available-for-sale securities are carried at fair value with unrealized gains or losses reported in stockholders' deficit and included in other comprehensive loss. The cost of securities sold is based on the specific identification method.

 Property and Equipment

   Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, generally four to ten years. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining term of the lease. Equipment held under capital leases is stated at the lower of the fair market value of the related asset or the present value of the minimum lease payments and is amortized on a straight-line basis over the shorter of the estimated useful life of the related asset or the term of the lease. Repair and maintenance costs are charged to expense as incurred.

 Long-lived Assets

   The Company accounts for its long-lived assets under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Consistent with SFAS 121, the Company identifies and records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. None of these events have occurred with respect to the Company's long-lived assets, which consist primarily of machinery and equipment and leasehold improvements.

 Income Taxes

   The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between the income tax bases of assets and liabilities and their respective financial reporting amounts at enacted tax rates in effect for the periods in which the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                                 EXELIXIS, INC.

 Fair Value of Financial Instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

 Revenue Recognition

   License, research commitment and other non-refundable payments received in connection with research collaboration agreements are deferred and recognized on a straight-line basis over the relevant periods specified in the agreements, generally the research term. The Company recognizes contract research revenues as services are performed, pursuant to the terms of the agreements. Any amounts received in advance of performance are recorded as deferred revenue.

 Research and Development Expenses

   Research and development costs are expensed as incurred and include costs associated with research performed pursuant to collaborative agreements. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company. Research and development expenses incurred in connection with collaborative agreements approximated contract revenues for the years ended December 31, 1998 and 1999, respectively.

 Net Loss per Share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98. Basic and diluted net loss per share are computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential common stock if their effect is antidilutive. Potential common stock consists of common stock subject to repurchase, incremental common shares issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the preferred stock and note payable.

   The following table sets forth potential shares of common stock that are not included in the diluted net loss per share because to do so would be anti-dilutive for the periods indicated:

                                                    Year Ended December 31,
                                                           Restated
                                                --------------------------------
                                                   1997       1998       1999
                                                ---------- ---------- ----------
   Preferred stock............................. 17,405,007 19,723,780 22,607,614
   Options to purchase common stock............  2,867,709  2,834,619  3,649,611
   Common stock subject to repurchase..........    176,109  1,679,073    988,126
   Conversion of note payable..................        --         --   1,718,750
   Warrants....................................    497,255    542,411    612,724
                                                ---------- ---------- ----------
                                                20,946,080 24,779,883 29,576,825
                                                ========== ========== ==========

 Pro Forma Net Loss per Share (Unaudited)

   Pro forma net loss per share for the year ended December 31, 1999 was computed using the weighted average number of shares of common stock outstanding, including the pro forma effect of

                                 EXELIXIS, INC.

the automatic conversion of all of the Company's preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares used to compute pro forma basic net loss per share for the year ended December 31, 1999. The calculation of pro forma diluted net loss per share excludes potential common stock as their effect would be anti-dilutive.

 Revision of Net Loss per Share

   On April 24, 2000, the Company revised its historical and pro forma net loss per share amounts to reflect a change in the mathematical calculation of the weighted average number of shares outstanding for 1997, 1998 and 1999. Such revisions had no impact on previously reported revenues, net loss, cash flows or balance sheets for any period. Amounts as previously reported, and as restated, are as follows (shares in thousands):

                                                            As
                                                        Previously    As
                                                         Reported  Restated
Year ended December 31, 1997                            ---------- --------
Net loss per share, basic and diluted                     $(8.76)   $(9.97)
Shares used in computing net loss per share, basic and
 diluted                                                   1,312     1,154
Year ended December 31, 1998
Net loss per share, basic and diluted                     $(3.83)   $(7.88)
Shares used in computing net loss per share, basic and
 diluted                                                   4,088     1,988
Year ended December 31, 1999
Net loss per share, basic and diluted                     $(3.47)   $(4.60)
Shares used in computing net loss per share, basic and
 diluted                                                   5,389     4,068
Pro forma net loss per share, basic and diluted           $(0.67)   $(0.70)
Shares used in computing pro forma net loss per share,
 basic and diluted                                        27,996    26,676

 Stock-based Compensation

   The Company has adopted the pro forma disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted, the Company continues to recognize employee stock-based compensation under the intrinsic value method of accounting as prescribed by Accounting Principles Board Opinion No. 25. The pro forma effects of applying SFAS 123 are shown in
Note 9 to the financial statements. The Company accounts for stock options issued to non-employees in accordance with the provisions of SFAS 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services."

 Comprehensive Income

   The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of the balance sheet. For all periods presented, there were no material differences between comprehensive loss and net loss.

 Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments

                                 EXELIXIS, INC.

embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. To date, the Company has not engaged in derivative or hedging activities.

Note 2 Research and Collaboration Agreements

 Bayer

   In May 1998, the Company entered into a six-year research collaboration agreement with Bayer AG (including its affiliates, "Bayer") to identify novel screening targets for the development of new pesticides for use in crop protection. The Company will provide research services directed towards identifying and investigating molecular targets in insects and nematodes that may be useful in developing and commercializing pesticide products. The Company received a $1.2 million license fee upon execution of the agreement which has been deferred and will be recognized as revenue over the term of the agreement. The Company will also receive annual research funding of approximately
$2.8 million. The Company can earn additional payments under the agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sale by Bayer of pesticide products incorporating compounds developed under the agreement. The agreement also provides Bayer an exclusive royalty free option to use certain technology developed under the agreement in the development of fungicides and herbicides.

   In December 1999, the Company significantly expanded its relationship with Bayer by forming a joint venture in the form of a new limited liability company, GenOptera LLC ("GenOptera"). Under the terms of the GenOptera operating agreement, Bayer will provide 100% of the capital necessary to fund the operations of GenOptera and will control the entity with a 60% ownership interest. The Company will own the other 40% interest in GenOptera without making any capital contribution and will report its investment in GenOptera using the equity method of accounting. Bayer's initial capital contribution to GenOptera will be $10 million in January 2000 and another $10 million on January 1, 2001. Bayer will also contribute cash to GenOptera in amounts necessary to fund its ongoing operating expenses.

   On January 1, 2000, the Company, Bayer and GenOptera entered into an exclusive eight-year research collaboration agreement which superceded the 1998 agreement discussed above. The Company will provide GenOptera with significantly expanded research services focused on developing insecticides and nematicides for crop protection. Under the terms of the collaboration agreement, GenOptera will pay the Company a $10 million license fee and a $10 million research commitment fee. One-half of these fees was received in January 2000, with the remaining amounts to be received in January 2001. Additionally, GenOptera will also pay the Company approximately $10 million in annual research funding. The Company can earn additional payments under the collaboration agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sale by Bayer of pesticide products incorporating compounds developed under the agreement. The agreement also provides Bayer an exclusive royalty-free option to use certain technology developed under the agreement in the development of fungicides and herbicides. To the extent permitted under the collaboration agreement, if the Company were to develop and sell certain human health or agrochemical products which incorporate compounds developed under the agreement, it would be obligated to pay royalties to GenOptera. No such activities are expected for the foreseeable future.

                                 EXELIXIS, INC.

   Revenues recognized under these agreements approximated $2.3 million and $4.3 million during the years ended December 31, 1998 and 1999, respectively.

   During 2000 and beyond, the Company will recognize license, contract research and milestone payments received from GenOptera as revenues over the term of the agreement and also record research and development expenses under this collaboration, all as described in Note 1.

 Artemis Pharmaceuticals

   In June 1998, the Company purchased a minority interest in Artemis Pharmaceuticals GmbH, a genetics company located in Cologne, Germany. The Company also entered into certain non-exclusive license agreements providing Artemis with access to the Company's technologies. In September 1998, the Company entered into a five-year cooperation agreement with Artemis under which the Company agreed to share technology and business opportunities as they arise. While either party may terminate this agreement at any time, the Company believes that it provides a significant opportunity to access complementary genetic research. The Company has no financial obligation or current intention to fund Artemis. As of December 31, 1999, the Company owns 24% of the outstanding equity of Artemis. As a result of recording our portion of the 1998 Artemis loss, the carrying value of this investment was zero at December 31, 1998 and 1999.

 Pharmacia & Upjohn

   In February 1999, the Company entered into a five-year research collaboration agreement with Pharmacia & Upjohn AB ("Pharmacia & Upjohn") focused on the identification of novel targets that may be useful in the development of pharmaceutical products in the areas of Alzheimer's disease and metabolic syndrome. Pharmacia & Upjohn agreed to pay the Company a $5 million non-refundable license fee which is being recognized as revenue over the term of the agreement. Under the terms of the agreement, as expanded and amended in October 1999, the Company will also receive future research funding during the first three years of the agreement. The Company can also earn additional amounts under the agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sales by Pharmacia & Upjohn of human therapeutic products incorporating compounds developed under the agreement. Revenues recognized under this agreement approximated $5.6 million during the year ended December 31, 1999.

   In connection with entering into this agreement, Pharmacia & Upjohn also purchased 2,500,000 shares of Series D Preferred Stock at $3.00 per share, resulting in net cash proceeds to the Company of $7.5 million. Further, Pharmacia & Upjohn loaned the Company $7.5 million in exchange for a non-interest bearing convertible promissory note (see Note 6).

 Bristol-Myers Squibb

   In September 1999, the Company entered into a three-year research and technology transfer agreement with Bristol-Myers Squibb Company ("Bristol-Myers Squibb") to identify the mechanisms of action of compounds delivered to the Company by Bristol-Myers Squibb. Bristol-Myers Squibb agreed to pay the Company a $250,000 technology access fee which is being recognized as revenue over the term of the agreement. Under the terms of the agreement, the Company will receive research funding ranging from $1.3 million in the first year to as much as $2.5 million in later years. The Company can also earn additional amounts under the agreement upon the achievement of certain milestones. The Company can also earn royalties on the future sale by Bristol-Myers Squibb of human products incorporating compounds developed under the agreement. The agreement also includes technology transfer and licensing terms which call for Bristol-Myers Squibb and the

                                 EXELIXIS, INC.

Company to license and share certain core technologies in genomics and lead optimization. Revenues recognized under this agreement approximated $372,000 during the year ended December 31, 1999.

Note 3 Related Party Receivables

   The Company had outstanding loans aggregating $458,000 and $619,000 to certain officers and employees of the Company at December 31, 1998 and 1999, respectively. The notes are collateralized and bear interest at rates ranging from 3.77% to 6.13% and have maturities through March 2003. The principal plus accrued interest will be forgiven annually over three to four years from the employees' date of employment with the Company. If an employee leaves the Company, all unpaid and unforgiven principal and interest will be due and payable within 60 days.

Note 4 Property and Equipment

   Property and equipment consists of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Laboratory equipment....................................... $ 1,588  $ 4,301
   Computer equipment and software............................   1,667    2,837
   Furniture and fixtures.....................................     525    1,018
   Leasehold improvements.....................................   1,820    2,537
   Equipment under capital leases.............................   2,773    2,773
   Construction in-progress...................................     --       827
                                                               -------  -------
                                                                 8,373   14,293
   Less accumulated depreciation and amortization.............  (2,629)  (4,795)
                                                               -------  -------
                                                               $ 5,744  $ 9,498
                                                               =======  =======

   Depreciation and amortization expense for the years ended December 31, 1997, 1998 and 1999 included $460,000, $704,000 and $652,000, respectively, related to equipment under capital leases. Accumulated depreciation and amortization for equipment under capital leases was $1.5 million and $2.2 million at December 31, 1998 and 1999, respectively. The equipment under capital leases collateralizes the related lease obligations.

Note 5 Notes Payable

   In July 1998, the Company entered into a $5.0 million equipment and tenant improvements lending agreement. As of December 31, 1999, there was approximately $3.9 million outstanding under the lending agreement. The Company's ability to borrow additional amounts expired in January 2000. Borrowings under the lending agreement bear interest at 7.0% per annum and are collateralized by the financed equipment. Principal and interest are payable monthly over 42 months, and the Company is required to make a final balloon payment equal to 10% of the original principal amount of each drawdown.

   In connection with the acquisition of MetaXen (see Note 12), the Company assumed a loan agreement which provided for the financing of equipment purchases. Borrowings under the agreement are collateralized by the assets financed and are subject to repayment over thirty-six to forty-eight months, depending on the type of asset financed. Borrowings under the agreement bear interest at the U.S. Treasury note rate plus a number of basis points determined by the type of asset financed (6.80% to 7.44% at December 31, 1999). As of December 31, 1999, there was approximately $937,000 outstanding under this loan agreement.

                                EXELIXIS, INC.

   Future principal payments of notes payable at December 31, 1999 are as follows (in thousands):

   Year ending December 31,
   ------------------------
   2000.............................................................. $ 1,554
   2001..............................................................   1,664
   2002..............................................................   1,209
   2003..............................................................     426
                                                                      -------
                                                                        4,853
   Less current portion..............................................  (1,554)
                                                                      -------
                                                                      $ 3,299
                                                                      =======

Note 6 Convertible Promissory Note

   In February 1999, the Company issued a $7.5 million convertible promissory note to Pharmacia & Upjohn in connection with a collaboration agreement (see
Note 2). The non-interest bearing note automatically converts in March 2002, unless converted earlier at the option of Pharmacia & Upjohn. The note must be converted into shares of the Company's common stock during the two-year period following the Company's initial public offering at a price per share equal to 120% of the price of common stock sold in the initial public offering, the time of such conversion to be determined by Pharmacia & Upjohn. If the Company has not completed an initial public offering by March 2002, the note will be converted into a number of shares of convertible preferred stock equal to $7.5 million divided by the most recent price per share of such convertible preferred stock. The note contains certain covenants including restrictions on mergers and disposition of assets.

Note 7 Mandatorily Redeemable Convertible Preferred Stock

   The Company has authorized 35,000,000 shares of preferred stock, designated in series. A summary of mandatorily redeemable convertible preferred stock ("preferred stock") is as follows:

                                                              December 31,
                                                         -----------------------
                                                            1998        1999
                                                         ----------- -----------
                                             Liquidation
                                    Shares   Preference  Issued and  Issued and
                                  Designated  Per Share  Outstanding Outstanding
                                  ---------- ----------- ----------- -----------
Series A.........................  5,817,464   $  0.70    5,328,571   5,328,571
Series B......................... 13,000,000      1.00   12,300,000  12,300,000
Series C.........................  7,875,000      2.00    7,875,000   7,875,000
Series D.........................  7,500,000      3.00    2,119,539   5,000,000
                                  ----------             ----------  ----------
                                  34,192,464             27,623,110  30,503,571
                                  ==========             ==========  ==========

   The preferred stock has the following characteristics:

 Conversion

   Each share of Series A, B, C and D preferred stock is convertible at any time at the option of the holder into shares of common stock based upon a one to 0.75 conversion ratio. All Series A, B, C and D preferred stock will automatically convert to common stock upon the earlier of (1) the closing of an initial public offering of the Company's common stock resulting in net proceeds of at least $15 million and a per share price of not less than $5.00, or (2) the consent of the holders of at least 66 2/3% in voting power of the then outstanding shares of Series A, B, C and D preferred stock.

                                 EXELIXIS, INC.

 Dividends

   Holders of the Series D preferred stock are entitled to receive dividends when and if declared by the Board of Directors.

   Holders of the Series B and C preferred stock are entitled to receive dividends when and if declared by the Board of Directors, provided however, that no dividend shall be declared on the Series B or C preferred stock unless the holders of the Series D preferred stock shall have first received, or the Company shall simultaneously declare and pay, an equal dividend on each outstanding share of Series D preferred stock.

   Holders of the Series A preferred stock are entitled to receive dividends when and if declared by the Board of Directors, provided however that with the exception of the declaration and payment of the Special Series A Dividend (as defined below), no dividend shall be declared or paid on the Series A preferred stock unless the Company shall simultaneously declare and pay an equal dividend on each outstanding share of Series B, C and D preferred stock. Through December 31, 1999, no dividends have been declared or paid by the Company.

   Holders of Series A preferred stock are entitled to receive a dividend of one twentieth ( 1/20th) of one share of common stock (the "Special Series A Dividend") under certain circumstances. If the consummation of either (1) the consolidation, merger, liquidation or sale of all or substantially all of the assets of the Company, or (2) the closing of an initial public offering of the Company's common stock at a price at or above the Per Share Threshold Amount ($3.00 at December 31, 1999), as defined, occurs on or before March 31, 2000, then the Special Series A Dividend shall be payable to holders of Series A preferred stock immediately prior to such event.

 Mandatory Redemption

   On March 31, 2002, 2003 and 2004, each holder of Series A, B and C preferred stock and on March 13, 2002, 2003 and 2004 each holder of Series D preferred stock shall have the right to require the Company to redeem up to the number of shares of such preferred stock held by each shareholder multiplied by a percentage (33-1/3%, 50% and 100% at each respective redemption date) at a per share price of $3.00 for Series D preferred stock, $2.00 for Series C preferred stock, $1.00 for Series B preferred stock and $0.70 for Series A preferred stock, plus all declared but unpaid dividends.

 Liquidation Preference

   In the event of any liquidation, dissolution, or winding up of the affairs of the Company, the holders of Series D preferred stock will be entitled to receive in preference to the holders of the Series C, B and A preferred stock and all classes of common stock an amount equal to $3.00 per share, subject to certain adjustments, plus any accrued but unpaid dividends. The holders of Series C preferred stock shall receive in preference to the holders of the Series B and A preferred stock and all classes of common stock an amount equal to $2.00 per share, subject to certain adjustments, plus any accrued and unpaid dividends. The holders of Series B preferred stock shall receive, in preference to the holders of the Series A preferred stock and all classes of common stock an amount equal to $1.00 per share, subject to certain adjustments, plus any accrued but unpaid dividends. The holders of Series A preferred stock shall receive, prior and in preference to any other series of preferred stock (other than the Series D, C and B preferred stock) and all classes of common stock, an amount equal to $0.70 per share, subject to certain adjustments, plus any accrued but unpaid dividends.

                                 EXELIXIS, INC.

 Voting Rights

   Each holder of Series A, B, C and D preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such holder's shares are convertible.

 Amended and Restated Securityholders' Agreement

   In January 1999, the Company and the Series A, Series B, Series C and Series D preferred stockholders entered into an amended and restated securityholders' agreement. The agreement provides that in the event of an underwritten public offering, the Company will use its best efforts to cause the underwriters to reserve up to 10% of the shares included in the public offering for purchase by individuals who hold Series C preferred stock and do not hold shares of any other class of our capital stock.

Note 8 Common Stock and Warrants

 Stock Repurchase Agreements

   In January 1995, the Company sold to certain founders and members of its Scientific Advisory Board (the "SAB") and to a consultant 1,327,500 shares of common stock at a price of $0.001 per share. In June 1995, 1,200,000 of these shares held by three founders of the Company were converted into 526,819 shares of Class B common stock. Simultaneously, these founders entered into Restated Stock Purchase and Repurchase Agreements (the "Restated Agreements"). In April 1999, 526,819 shares of Class B common stock were converted into 1,200,000 shares of common stock pursuant to the terms of the Restated Agreements.

   Under the terms of the 1997 Equity Incentive Plan (the "1997 Plan"), options are exercisable when granted and such shares are subject to repurchase upon termination of employment. Repurchase rights lapse over the vesting periods which are generally three to four years. Should the employment of the holders of common stock subject to repurchase terminate prior to full vesting of the outstanding shares, the Company may repurchase all unvested shares at a price per share equal to the original exercise price. At December 31, 1999, 1,629,785 shares were subject to such repurchase terms.

 Warrants

   During 1995, the Company issued warrants to purchase 69,642 shares of the Company's common stock at an exercise price of $0.93 per share to two shareholders of the Company. During January 2000, warrants to purchase 16,071 shares were exercised. The warrants expire in January 2005. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value was ascribed to them for financial reporting purposes.

   In 1995, the Company also issued warrants to purchase 188,214 shares of the Company's Series A preferred stock at an exercise price of $0.70 per share in connection with a line of credit agreement. The warrants were immediately exercisable upon issuance and expire ten years from the date of issuance or five years from the date of an initial public offering, whichever is longer. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value has been ascribed to them for financial reporting purposes.

   In January 1996, the Company issued warrants to purchase 357,143 shares of Series B preferred stock, at an exercise price of $0.85 per share, to a lender. The warrants expire ten years from the date of issue or five years from the effective date of an initial public offering, whichever is

                                 EXELIXIS, INC.

longer. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value was ascribed to them for financial reporting purposes.

   In September 1997, the Company issued warrants to purchase 63,750 shares of common stock at an exercise price of $2.67 per share as part of a $2 million equipment lease financing arrangement. These warrants expire upon the earlier of September 2007 or five years from the effective date of an initial public offering. The fair value of these warrants was determined using the Black-Scholes option pricing model and was not material, accordingly, no value has been ascribed to them for financial reporting purposes.

   In May 1999, the Company issued warrants to purchase 112,500 shares of common stock at an exercise price of $4.00 per share in connection with a building lease. The Company determined the fair value of these warrants using the Black-Scholes option pricing model with the following assumptions: expected life of five years; a weighted average risk-free rate of 6.1%; expected dividend yield of zero; volatility of 70% and a deemed value of the common stock of $5.71 per share. The fair value of the warrants of $391,000 has been capitalized and will be amortized as rent expense over the term of the lease.

   All such warrants are currently exercisable.

 Reserved Shares

   At December 31, 1999, the Company has reserved 30,295,798 shares of common stock for future issuance upon the conversion of its preferred stock, and the convertible promissory note, as well as for use in the Company's stock plans and exercise of outstanding warrants.

Note 9 Employee Benefit Plans

   In January 1995, the Company adopted the 1994 Employee, Director and Consultant Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the issuance of incentive stock options, non-qualified stock options and stock purchase rights to key employees, directors, consultants and members of the SAB. In September 1997, the Company adopted the 1997 Plan. The 1997 Plan amends and supercedes the 1994 Plan. At December 31, 1999, the total number of shares which may be issued under the 1997 Plan, as amended, was 9,142,000. During January 2000, the Company approved a 2,000,000 share increase to the authorized shares available for issuance under the 1997 Plan. The Board of Directors is responsible for administration of the Company's stock plans and determines the term of each option, exercise price and the vesting terms. The Company may not grant an employee incentive stock options that are exercisable during any one year with an estimated fair value in excess of $100,000. Incentive stock options may be granted at an exercise price per share at least equal to the estimated fair value per underlying common share on the date of grant (not less than 110% of the estimated fair value in the case of holders of more than 10% of the Company's voting stock). Options granted under the 1997 Plan are exercisable when granted and generally expire ten years from the date of grant (five years for incentive stock options granted to holders of more than 10% of the Company's voting stock).

                                EXELIXIS, INC.

   A summary of all option activity is presented below:

                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                             Shares      Price
                                                           ----------  ---------
   Options outstanding at December 31, 1996...............  1,924,365  $   0.06
     Granted..............................................  2,092,215      0.21
     Exercised............................................   (246,695)     0.03
     Cancelled............................................    (48,363)     0.03
                                                           ----------
   Options outstanding at December 31, 1997...............  3,721,522      0.12
     Granted..............................................  1,949,255      0.27
     Exercised............................................ (2,514,898)     0.13
     Cancelled............................................   (354,702)     0.26
                                                           ----------
   Options outstanding at December 31, 1998...............  2,801,177      0.25
     Granted..............................................  2,892,202      0.32
     Exercised............................................ (1,057,300)     0.26
     Cancelled............................................   (169,552)     0.27
                                                           ----------
   Options outstanding at December 31, 1999...............  4,466,527      0.29
                                                           ==========

   The following table summarizes information about stock options outstanding at December 31, 1999:

                                   Options Outstanding and Exercisable
                              -----------------------------------------------------------
                                                       Weighted-
                                                        Average
                                                       Remaining                Weighted-
                                                      Contractual                Average
            Exercise                                     Life                   Exercise
             Prices            Number                   (Years)                   Price
            --------          ---------               -----------               ---------
             $ 0.01              29,625                  6.34                   $   0.01
               0.13             107,261                  7.02                       0.13
               0.27           3,776,256                  8.81                       0.27
               0.40             473,150                  9.81                       0.40
               0.80              42,735                  9.94                       0.80
               1.33              37,500                  9.96                       1.33
                              ---------
                              4,466,527                  8.95                       0.29
                              =========

   At December 31, 1999, 1,106,880 shares (as restated) of common stock purchased under the 1994 and 1997 Plans were subject to repurchase by the Company at a weighted average price of $0.21 per share.

                                 EXELIXIS, INC.

   Had compensation cost been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS No. 123, the Company's pro forma net loss would have been as follows:

                                                    Year Ended December 31,
                                                           Restated
                                                  ----------------------------
                                                    1997      1998      1999
                                                  --------  --------  --------
   Net loss:
     As reported................................. $(11,496) $(15,666) $(18,721)
     Pro forma...................................  (11,505)  (15,701)  (18,776)
   Net loss per share (basic and diluted):
     As reported................................. $  (9.97) $  (7.88) $  (4.60)
     Pro forma...................................    (9.97)    (7.90)    (4.62)

   Since options vest over several years and additional option grants are expected to be made in future years, the pro forma impact on the results of operations for the three years ended December 31, 1999 is not representative of the pro forma effects on the results of operations for future periods.

   The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1997, 1998 and 1999: 0% dividend yield for all years; risk-free interest rates of 6.18% for 1997, 5.82% for 1998 and 5.59% for 1999 and expected lives of 5 years for all years presented.

 Deferred Stock Compensation

   During the period from January 1, 1997 through December 31, 1999, the Company recorded $18.4 million of deferred stock compensation in accordance with APB 25, SFAS 123 and Emerging Issues Task Force 96-18, related to stock options granted to consultants and employees. For options granted to consultants, the Company determined the fair value of the options using the Black-Scholes option pricing model with the following assumptions: expected lives of four years; a weighted average risk-free rate of 5.75%; expected dividend yield of zero percent; volatility of 70% and deemed values of common stock between $0.40 and $8.35 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of $25,000, $725,000 and $3.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

 2000 Equity Incentive Plan

   In January 2000, the Company adopted, subject to stockholder approval, the 2000 Equity Incentive Plan. A total of 3,000,000 shares of common stock have been reserved for future issuance under this plan.

 2000 Non-Employee Directors' Stock Option Plan

   In January 2000, the Company adopted, subject to stockholder approval, the 2000 Non-Employees Directors' Stock Option Plan. This plan provides for the automatic grant of options to purchase shares of common stock to non-employee directors. A total of 500,000 shares of common stock were initially authorized for issuance under this plan.

 2000 Employee Stock Purchase Plan

   In January 2000, the Company adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan. A total of 300,000 shares of common stock were initially authorized for issuance under this plan.

                                 EXELIXIS, INC.

Note 10 Income Taxes

   The Company's deferred tax assets consist of the following (in thousands):

                                                                December 31
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
   Net operating loss carryforwards......................... $  8,248  $ 12,430
   Capitalized start-up and organizational costs............    2,546     2,154
   Tax credit carryforwards.................................    1,483     2,071
   Capitalized research and development costs...............    2,239     1,966
   Other....................................................     (842)     (240)
                                                             --------  --------
   Total deferred tax assets................................  (13,674)  (18,381)
   Valuation allowance......................................   13,674    18,381
                                                             --------  --------
   Net deferred tax assets.................................. $    --   $    --
                                                             ========  ========

   The valuation allowance increased by $4.7 million and $5.7 million during the years ended December 31, 1999 and 1998, respectively.

   The Company has not recorded any provision or benefit for income taxes as it continues to record operating losses. The Company has provided a full valuation allowance for the deferred tax assets at December 31, 1999 since the realization of these amounts is not considered more likely than not by management.

   At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $33.9 million and $25.6 million, respectively, which expire at various dates beginning in the year 2005. Under the Internal Revenue Code, certain substantial changes in the Company's ownership could result in an annual limitation on the amount of net operating loss carryforwards which can be utilized in future years to offset future taxable income.

Note 11 Commitments

 Leases

   The Company leases office and research space and certain equipment under operating and capital leases that expire at various dates through the year 2017. Certain operating leases contain renewal provisions and require the Company to pay other expenses. Future minimum lease payments under operating and capital leases are as follows (in thousands):

                                                               Operating Capital
   Year ending December 31,                                     Leases   Leases
   ------------------------                                    --------- -------
   2000.......................................................  $ 3,061   $ 793
   2001.......................................................    2,531     235
   2002.......................................................    2,489     --
   2003.......................................................    2,566     --
   2004.......................................................    2,621     --
   Thereafter.................................................   23,778     --
                                                                -------   -----
                                                                 37,046   1,028
   Less amount representing interest..........................      --      (64)
                                                                -------   -----
   Present value of minimum lease payments....................  $37,046     964
                                                                =======   -----
   Less current portion.......................................             (735)
                                                                          -----
   Long-term portion..........................................            $ 229
                                                                          =====

                                 EXELIXIS, INC.

   Rent expense under noncancellable operating leases was $882,000, $920,000 and $1.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   The Company entered into a line of credit agreement (the "Agreement") during 1995. The term of each borrowing under the Agreement ranges from thirty-six to forty-eight months and bears interest at rates ranging from 9.5% to 11.0% depending on the type of equipment purchased under the Agreement. At December 31, 1999, $125,000 was outstanding under the Agreement. In connection with the Agreement, the Company issued warrants to purchase 188,214 shares of the Company's Series A preferred stock at an exercise price of $0.70 per share (see
Note 8).

   In September 1997, the Company entered into a lease line of credit arrangement (the "Arrangement") which allows the Company to purchase $2.0 million of equipment. The term of each borrowing under the Arrangement is 42 months and each bears interest at a minimum of 9.0%. At December 31, 1999, $839,000 was outstanding under the Arrangement. In connection with the Arrangement, the Company granted warrants to purchase 63,750 shares of its common stock (see Note 8).

 Licensing Agreements

   The Company has entered into several licensing agreements with various universities and institutions under which it obtained exclusive rights to certain patent, patent applications, and other technology. Future payments pursuant to these agreements are as follows (in thousands):

   Year ending December 31,
   ------------------------
   2000................................................................ $1,573
   2001................................................................    665
   2002................................................................    657
   2003................................................................    657
   2004................................................................    441
                                                                        ------
                                                                        $3,993
                                                                        ======

   In addition to the payments summarized above, the Company is required to make royalty payments based upon a percentage of net sales of any products or services developed from certain of the licensed technologies and milestone payments upon the occurrence of certain events as defined by the related agreements. No such royalties or milestones have been paid through December 31, 1999.

 Consulting agreements

   The Company has entered into consulting agreements with certain members of the SAB. Total consulting expense incurred under these agreements during the years ended December 31, 1997, 1998 and 1999 was $236,000, $345,000 and
$352,000, respectively.

                                 EXELIXIS, INC.

Note 12 Acquisition

   In July 1999, the Company acquired substantially all the assets of MetaXen, LLC ("MetaXen"), a biotechnology company focusing on molecular genetics. In addition to paying cash consideration of $870,000, the Company assumed a note payable relating to certain acquired assets with a principal balance due of $1.1 million (see Note 5). The Company also assumed responsibility for a facility sub-lease relating to the office and laboratory space occupied by MetaXen.

   This transaction was recorded using the purchase method of accounting. The fair value of the assets purchased, and debt assumed, was determined by management to equal their respective historical net book values on the transaction date, as follows (in thousands):

   Laboratory and computer equipment................................... $ 1,645
   Leasehold improvements..............................................     175
   Other tangible assets...............................................     155
   Note payable........................................................  (1,105)
                                                                        -------
                                                                        $   870
                                                                        =======

   The following unaudited pro forma financial information presents the consolidated results of the Company as if the acquisition had occurred at the beginning of each period presented (in thousands, except per share data). This pro forma financial information is not intended to be indicative of future operating results.

                                                               Year Ended
                                                              December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
                                                               (unaudited)
Total revenues............................................. $  7,022  $ 12,807
Net loss...................................................  (19,129)  (20,328)
Net loss per share, basic and diluted (restated)...........    (9.62)    (5.00)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Members of MetaXen, LLC

   In our opinion, the accompanying balance sheets and the related statements of operations, of members' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of MetaXen, LLC (a majority owned subsidiary of Xenova UK Limited) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses since inception which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 10, 1999

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                                 BALANCE SHEETS

                                                December 31,        June 30,
                                           ----------------------  -----------
                                              1997       1998         1999
                                           ---------- -----------  -----------
                                                                   (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents............... $  124,000 $   216,000  $    30,000
  Other current assets....................    130,000     121,000      135,000
                                           ---------- -----------  -----------
Total current assets......................    254,000     337,000      165,000
Property and equipment, net...............  1,487,000   3,132,000    2,837,000
Other assets..............................    160,000     320,000      320,000
                                           ---------- -----------  -----------
                                           $1,901,000 $ 3,789,000  $ 3,322,000
                                           ========== ===========  ===========
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................ $  306,000 $   369,000  $   263,000
  Accrued expenses........................    244,000   1,415,000    1,227,000
  Deferred revenue........................        --      502,000      379,000
  Intercompany payable....................      3,000     227,000    1,965,000
  Intercompany loan.......................        --    3,035,000    3,084,000
  Current portion of long-term
   liabilities............................    250,000     380,000      417,000
                                           ---------- -----------  -----------
Total current liabilities.................    803,000   5,928,000    7,335,000
Long-term liabilities.....................    707,000     788,000      548,000
                                           ---------- -----------  -----------
Total liabilities.........................  1,510,000   6,716,000    7,883,000
                                           ---------- -----------  -----------
Commitments (Note 9)
Members' equity (deficit):
  Preferred stock--Class A; 1,766,000
   shares issued and outstanding at
   December 31, 1997 and 1998.............    391,000  (3,068,000)  (4,675,000)
  Preferred stock--Class B; 120,000 shares
   issued and outstanding at December 31,
   1997 and 1998..........................        --          --           --
  Preferred stock--Class C; 300,000 and
   345,000 shares issued and outstanding
   at December 31, 1997 and 1998,
   respectively...........................        --      141,000      114,000
                                           ---------- -----------  -----------
Total members' equity (deficit)...........    391,000  (2,927,000)  (4,561,000)
                                           ---------- -----------  -----------
                                           $1,901,000 $ 3,789,000  $ 3,322,000
                                           ========== ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                            STATEMENTS OF OPERATIONS

                                                       Six Months Ended June
                            Year Ended December 31,             30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Contract revenues.......... $       --   $ 4,750,000  $ 2,364,000  $ 2,297,000
                            -----------  -----------  -----------  -----------
Operating expenses:
  General and
   administrative..........   1,268,000    1,348,000      583,000      513,000
  Research and
   development.............   2,937,000    6,626,000    2,774,000    3,328,000
                            -----------  -----------  -----------  -----------
Total operating expenses...   4,205,000    7,974,000    3,357,000    3,841,000
                            -----------  -----------  -----------  -----------
Loss from operations.......  (4,205,000)  (3,224,000)    (993,000)  (1,544,000)
Interest income............      46,000       35,000       16,000        9,000
Interest expense...........     (30,000)    (274,000)     (70,000)     (72,000)
                            -----------  -----------  -----------  -----------
Net loss................... $(4,189,000) $(3,463,000) $(1,047,000) $(1,607,000)
                            ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                    STATEMENTS OF MEMBERS' EQUITY (DEFICIT)
     FOR THE PERIOD FROM INCEPTION (AUGUST 1996) THROUGH DECEMBER 31, 1998

                                Series A             Series B          Series C
                             Preferred Stock     Preferred Stock   Preferred Stock
                          ---------------------  ----------------  -----------------
                           Shares     Amount     Shares   Amount   Shares    Amount      Total
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at December 31,
 1996...................    280,000 $   364,000  120,000 $216,000  320,000  $  2,000  $   582,000
Issuance of Class A
 Preferred Stock at
 $2.50 per share........  1,200,000   3,000,000      --       --       --        --     3,000,000
Issuance of Class A
 Preferred Stock at
 $3.50 per share........    286,000   1,000,000      --       --       --        --     1,000,000
Repurchase of Class C
 Preferred Stock at
 $0.10 per share........        --          --       --       --   (20,000)   (2,000)      (2,000)
Net loss................        --   (3,973,000)     --  (216,000)     --        --    (4,189,000)
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at December 31,
 1997...................  1,766,000     391,000  120,000      --   300,000       --       391,000
Issuance of Class C
 Preferred Stock at
 $0.005 per share.......        --          --       --       --    20,000       --           --
Issuance of Class C
 Preferred Stock at
 $0.10 per share........        --          --       --       --    45,000     5,000        5,000
Stock compensation
 expense................        --          --       --       --       --    141,000      141,000
Repurchase of Class C
 Preferred Stock at
 $0.005 per share.......        --          --       --       --   (10,000)      --           --
Repurchase of Class C
 Preferred Stock at
 $0.10 per share........        --          --       --       --   (10,000)   (1,000)      (1,000)
Net loss................        --   (3,459,000)     --       --       --     (4,000)  (3,463,000)
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at December 31,
 1998...................  1,766,000  (3,068,000) 120,000      --   345,000   141,000   (2,927,000)
Stock compensation
 expense (unaudited)....        --          --       --       --       --    (27,000)     (27,000)
Net loss (unaudited)....        --   (1,607,000)     --       --       --        --    (1,607,000)
                          --------- -----------  ------- --------  -------  --------  -----------
Balance at June 30, 1999
 (unaudited)............  1,766,000 $(4,675,000) 120,000 $    --   345,000  $114,000  $(4,561,000)
                          ========= ===========  ======= ========  =======  ========  ===========


   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                            STATEMENTS OF CASH FLOWS

                                                            Six Months
                            Year Ended December 31,       Ended June 30,
                            ------------------------  ------------------------
                               1997         1998         1998         1999
                            -----------  -----------  -----------  -----------
                                                            (unaudited)
Cash flow used in
 operating activities:
  Net loss................  $(4,189,000) $(3,463,000) $(1,047,000) $(1,607,000)
  Adjustments to reconcile
   net loss to net cash
   used in operating
   activities:
    Depreciation and
     amortization.........      314,000      659,000      266,000      317,000
    Loss on disposal of
     property and
     equipment............          --       104,000          --           --
    Stock compensation....          --       141,000          --       (27,000)
  Changes in assets and
   liabilities:
    Other current assets..      (95,000)       9,000      (47,000)     (14,000)
    Other assets..........     (160,000)    (160,000)    (160,000)         --
    Accounts payable......      236,000       63,000     (182,000)    (106,000)
    Accrued expenses......      212,000    1,171,000          --      (188,000)
    Deferred revenue......          --       502,000      366,000     (123,000)
    Intercompany payable..          --       224,000          --     1,738,000
                            -----------  -----------  -----------  -----------
      Net cash used in
       operating
       activities.........   (3,682,000)    (750,000)    (804,000)     (10,000)
                            -----------  -----------  -----------  -----------
Cash flow used in
 investing activities:
  Purchases of property
   and equipment..........   (1,731,000)  (2,408,000)    (376,000)     (22,000)
                            -----------  -----------  -----------  -----------
Cash flow provided by
 financing activities:
  Proceeds from issuance
   of Class A Preferred
   Stock..................    4,000,000          --       (1,000)          --
  Proceeds from issuance
   of Class C Preferred
   Stock..................          --         5,000          --           --
  Repurchase of Class C
   Preferred Stock........       (2,000)      (1,000)         --           --
  Proceeds from equipment
   line of credit.........    1,000,000      254,000          --           --
  Repayments under
   equipment line of
   credit.................     (43,000)      (43,000)    (110,000)    (203,000)
  Increase in intercompany
   loan...................          --     3,035,000    2,100,000       49,000
                            -----------  -----------  -----------  -----------
      Net cash provided by
       (used in) financing
       activities.........    4,955,000    3,250,000    1,989,000     (154,000)
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash
 equivalents..............     (458,000)      92,000      809,000     (186,000)
Cash and cash equivalents
 at beginning of period...      582,000      124,000      124,000      216,000
                            -----------  -----------  -----------  -----------
Cash and cash equivalents
 at end of period.........  $   124,000  $   216,000  $   933,000  $    30,000
                            ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                  METAXEN, LLC
               (A MAJORITY OWNED SUBSIDIARY OF XENOVA UK LIMITED)

                         NOTES TO FINANCIAL STATEMENTS

Note 1--The Company and Significant Accounting Policies:

 Nature of business

   MetaXen, LLC (the "Company") was incorporated in Delaware in August 1996 for the purpose of performing research and development in the fields of biotechnology and molecular genetics and to develop pharmaceutical products and procedures on its own account and in collaboration with Xenova UK Limited, a wholly owned subsidiary of Xenova Group plc (collectively referred to as "Xenova" or the "Parent Company"). The Company is a majority owned subsidiary of Xenova. The Company emerged from the development stage during 1997.

   The Company was formed as a result of a merger in September 1996 between RGH Founders, LLC, a Delaware corporation incorporated in August 1996, and MetaXen, LLC, a Delaware corporation incorporated in September 1996 ("Merger Corp."). At that time, Xenova exchanged its premerger interests in Merger Corp. for 280,000 shares of Class A Preferred Stock in the Company; MJR Holdings, Inc. exchanged its premerger interests in Merger Corp. for 100,000 shares of Class B Preferred Stock in the Company. Also at this time, Ross Holdings, Inc., Giebel Holdings, Inc. and Hartmanis Holdings, Inc. exchanged their interests in RGH Founders, LLC for 200,000, 100,000 and 20,000 shares of the Company's Class C Preferred Stock, respectively. Upon the merger, the Company assumed the assets and liabilities of Merger Corp. and RGH Founders, LLC. Merger Corp. and RGH Founders, LLC were both nominally capitalized at that time and there was no gain or loss arising from the merger. These financial statements include the results of RGH Founders, LLC and Merger Corp. since their inception.

 Need for additional financing

   The Company has incurred a cumulative net loss of $8,072,000 since inception and expects to incur additional losses in the future which raise substantial doubt about the Company's ability to continue as a going concern. Xenova has committed to provide sufficient funds to support the operations of MetaXen until the earlier of 1) such time as Xenova Group plc has less then a 50% controlling interest in MetaXen or 2) March 31, 1999. Therefore, in order to continue operating and fully implement its business plan, the Company will need to raise additional debt or equity financing. There can be no assurance that such additional funds will be available to the Company, or if available, that it will be on reasonable terms. The inability of the Company to obtain additional financing beyond March 1999 will have a material adverse impact on the Company's operations.

   The Company funded its operations through June 1999 by amounts received under a research and license agreement and additional amounts received from Xenova.

 Cash and cash equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Property and equipment

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the lesser of the estimated useful lives of the assets, which range from three to seven years, or the lease terms.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 Revenue recognition

   Revenue recognized under research and development contracts is recorded as earned pursuant to the terms of the contracts. Nonrefundable contract fees for which no further performance obligations exist are recognized when the payments are received or when collection is assured. In return for such payments, contract partners may receive certain marketing and manufacturing rights, products for clinical use and testing, and/or research and development services.

 Research and development expenses

   Research and development costs are expensed as incurred.

 Stock-based compensation

   The Company has adopted the pro forma disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted, the Company continues to recognize employee stock-based compensation under the intrinsic value method of accounting pursuant to Accounting Principles Board Opinion No. 25.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could subsequently differ from those estimates.

Note 2--Property and Equipment:

   Property and equipment consists of the following:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
   Lab equipment...................................... $   818,000  $ 1,305,000
   Computer equipment.................................     449,000      676,000
   Furniture and equipment............................     184,000      357,000
   Leasehold improvements.............................     353,000    1,366,000
                                                       -----------  -----------
                                                         1,804,000    3,704,000
   Less accumulated depreciation and amortization.....    (317,000)    (572,000)
                                                       -----------  -----------
                                                       $ 1,487,000  $ 3,132,000
                                                       ===========  ===========

   Depreciation and amortization expense was $659,000 and $314,000 for the years ended December 31, 1998 and 1997, respectively.

Note 3--Other Assets:

   At December 31, 1998, other assets of $320,000 consisted of a certificate of deposit restricted as to withdrawal to secure an irrevocable letter of credit issued in connection with the Company's non-cancellable facility operating lease.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 4--Income Taxes:

   No provision or benefit for federal income taxes is reported in the financial statements because, as a limited liability company, the tax effects of the Company's results accrue to its Members.

Note 5--Debt:

   In July 1997, the Company entered into a loan agreement which provides for the financing of up to $1,500,000 of equipment purchases made through December 31, 1998. Borrowings under this agreement are secured by the assets financed and are to be repaid over thirty-six to forty-eight months, depending on the type of asset financed. Borrowings under this agreement bear interest at the U.S. Treasury note rate plus a number of basis points determined by the type of asset financed (9.22% to 11.09% at December 31, 1998).

   Future payments under this loan are as follows:

   Year Ending December 31,
   ------------------------
   1999............................................................ $ 500,000
   2000............................................................   500,000
   2001............................................................   367,000
   2002............................................................   148,000
                                                                    ---------
                                                                    1,515,000
   Less interest...................................................  (347,000)
                                                                    ---------
                                                                    1,168,000
   Less current portion............................................  (380,000)
                                                                    ---------
   Long-term portion............................................... $ 788,000
                                                                    =========

Note 6--Members' Equity:

   The rights and preferences of the preferred stock are described below.

 Allocations and distributions

   In the event of cash distributions, amounts will first be distributed to the holders of Class A and Class B Preferred Stock pro rata in accordance with the balances in their respective Member equity accounts. Any amounts in excess of the amounts in their Member equity accounts will be distributed (i) 80% to the holders of Class A Preferred Stock; and (ii) 20% to the holders of Class B and Class C Preferred Stock, pro rata in accordance with the number of such shares held by such holders. No distributions have been made from inception through December 31, 1998.

   Net losses of the Company are first allocated (i) 80% to the holders of Class A Preferred Stock; and (ii) 20% to the holders of the Class B and C Preferred Stock, to the extent that cumulative net profits (if any) allocated to the holders of Class B and C Preferred Stock in prior years exceeds the cumulative net losses allocated to such holders in prior years. Any remaining net losses of the Company are then allocated (i) to the holders of Class B Preferred Stock to the extent that this would not cause such holders to have a deficit in their Member equity at the end of the year; then (ii) to the holders of Class A Preferred Stock to the extent that this would not cause such holders to have a

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

deficit in their Members equity account at the end of the year; and then (a) 80% to the holders of Class A Preferred Stock; and (b) 20% to the holders of Class B and C Preferred Stock. However, in the event of the members having received a distribution of the type described below in connection with a winding up of the Company, the Member equity accounts of the holders of Class B and C Preferred Stock and Common Stock shall be adjusted to reflect the aggregate net loss that would have been allocated to such holders if the holders of Common Stock had participated with the holders of Class B and C Preferred Stock under (b) above from the date of the acquisition of such Common Stock.

   Net profits of the Company are first allocated to the holders of Class A, B and C Preferred Stock to the extent that cumulative net losses allocated to such holders in prior years exceed the cumulative net profits allocated to such holders in prior years. Any remaining net profits are then allocated (i) to the holders of Class A Preferred Stock to the extent that cumulative net losses allocated to such holders in provision (ii) on the allocation of losses above exceed cumulative net profits allocated under this provision; then (ii) to the holders of Class B Preferred Stock to the extent that cumulative net losses allocated to such holders in provision (i) on the allocation of losses above exceed cumulative net profits allocated under this provision; and then (a) 80% to the holders of Class A Preferred Stock; and (b) 20% to the holders of Class B and C Preferred Stock. However, in the event of the members having received a distribution of the type described below in connection with a winding up of the Company, the Member equity accounts of the holders of Class B and C Preferred Stock and Common Stock shall be adjusted to reflect the aggregate net profit that would have been allocated to such holders if the holders of Common Stock had participated with the holders of Class B and C Preferred Stock under (b) above from the date of the acquisition of such Common Stock. Furthermore, in the event of the Members receiving a distribution of the type described below describing distributions upon the winding up of the Company, the holders of Common Stock shall be allocated the portion of net profit associated with the remaining distributable assets distributed to the holders of such Common Stock.

   In the event of there being distributable assets upon the winding up of the Company, these assets will be distributed (i) to the holders of Class A and B Preferred Stock pro rata in accordance with the balances in their respective Member equity accounts for the return of their respective contributions; (ii) to all members of the Company pro rata in accordance with their respective Member equity accounts after giving effect to (i) above but without allocating any net profit resulting from the liquidation of the Company's assets and the dissolution of the Company; (iii) to the holders of Class A Preferred Stock to the extent of 80% of the remaining distributable assets; and (iv) to the holders of Class B and C Preferred Stock and Common Stock pro rata in accordance with the number of such shares then held by such holders.

 Class A Preferred Stock

   Holders of Class A Preferred Stock are entitled to one vote per share and are entitled to elect two-thirds of the members of the Board of Directors.

 Class B Preferred Stock

   Holders of Class B Preferred Stock are entitled to one vote per share and are entitled to elect one-third of the number of members constituting the Board of Directors subject to certain approvals from the holders of the Class A Preferred Stock.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   At any time following September 4, 2000 and prior to the close of business on the 30th day thereafter, the holders of Class B Preferred Stock may exchange their shares for ordinary shares of Xenova Group plc. The applicable exchange ratio depends upon the Company and Xenova having achieved various milestones.

   At any time prior to the close of business on the 60th day following September 4, 2000, Xenova Group plc may exchange all of the then outstanding Class B Preferred Stock for ordinary shares of Xenova Group plc. The applicable exchange ratio depends upon the Company and Xenova having achieved various milestones.

   At any time prior to September 4, 2000, subject to the achievement of specified milestones, the holders (other than Xenova Group plc and its affiliates) of not less than one-third of the then outstanding shares and options and warrants to purchase any class of stock may exchange the portion requested for shares and options, respectively, of Xenova Group plc at the then applicable exchange ratio. The applicable exchange ratio depends upon the Company and Xenova having achieved various milestones.

 Class C Preferred Stock

   The holders of Class C Preferred Stock do not have any voting rights but have the same exchange rights and obligations as the holders of Class B Preferred Stock.

   In the event that a holder of Class C Preferred Stock (i) terminates his or her employment with the Company in certain circumstances; or (ii) in the case of any person acquiring Class C Preferred Stock prior to commencing employment with the Company, where the person failed to execute an employment agreement and commence employment with the Company prior to September 4, 1997, the Company has the option to repurchase all or a portion of that person's Class C Preferred Stock. The portion of the person's Class C Preferred Stock that the Company may purchase depends upon the length of time that has passed since the September 1996 merger.

   During 1998, the Company recorded $141,000 of stock compensation expense for the excess deemed fair value over the issuance price of stock sold to employees.

 Class D Preferred Stock

   At December 31, 1998, the Company had not designated or issued any Class D Preferred Stock. The holders of Class D Preferred Stock would be entitled to a percentage, prorata and in accordance with the number of shares then held by such holders, of all cash profit or loss distributions which is equal to the product of 0.000015 and the number of Class D Preferred Shares outstanding at such time.

 Class E Preferred Stock

   At December 31, 1998, the Company had not designated or issued any shares of Class E Preferred Stock. The holders of Class E Preferred Stock would be entitled to a percentage, prorata and in accordance with the number of shares then held by such holders, of all cash profit or loss distributions which is equal to the product of 0.0000775 and the number of Class E Preferred Shares outstanding at such time.

                                  METAXEN, LLC

                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS (Continued)

 Stock Warrants

   In May 1997, the Company entered into a building lease agreement (the "Lease Agreement"). As part of the Lease Agreement, the Company granted the lessor warrants on November 5, 1997 to purchase 100,000 shares of the Company's Class D Preferred Stock with an exercise price of $6.38 per share, which equalled the fair market value of the Xenova common stock plus $2.00 per share, as of the date of the issuance of such warrants. The warrants are exercisable from the date of issuance through October 2002.

   In July 1997, the Company entered into a loan agreement which provides for the financing of certain equipment purchases (see Note 5). As part of the agreement, the Company granted the lender warrants on July 31, 1997 to purchase 14,516 shares of the Company's Class E Preferred Stock with an exercise price of $7.75 per share. The exercise price of $7.75 is based on the sum of the Common Stock price of Xenova Group plc as of June 17, 1997 plus $2.00 per share. The warrants are exercisable from the date of issuance through June 2002.

   A nominal value was ascribed to the warrants outlined above.

 Common Stock

   At December 31, 1998, the Company had not issued any shares of Common Stock. The Common Stock does not have any voting rights. The shares of Common Stock are subject to the same exchange rights and obligations as the Class B Preferred Stock but such shares will be exchanged for Xenova Group plc shares on a one-for-one basis.

Note 7--Stock Option Plan:

   In December 1996 the Company adopted the 1996 Equity Incentive Plan (the "1996 Plan"). The Company has reserved 300,000 shares of Common Stock for issuance under the 1996 Plan relating to nonqualified options to be granted to officers and employees. The exercise price, vesting requirements and maximum term of each option issued under the 1996 Plan are determined by the Company's Board of Directors.

   Activity under the 1996 Plan is summarized as follows:

                                              Options
                                             Available    Options    Exercise
                                             for Grant  Outstanding    Price
                                             ---------  ----------- -----------
   Balance at December 31, 1996.............  300,000         --            --
     Granted................................ (216,000)    216,000   $2.88-$5.81
                                             --------     -------
   Balance at December 31, 1997.............   84,000     216,000     2.88-5.81
     Granted................................  (94,000)     94,000     2.69-2.75
     Cancelled..............................   92,500     (92,500)    2.88-5.81
                                             --------     -------
   Balance at December 31, 1998.............   82,500     217,500     2.69-5.81
                                             ========     =======

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table summarizes information about options outstanding under the 1996 Plan as of December 31, 1998:

                                           Options Outstanding
                             ----------------------------------------------------------------
                                                          Weighted
                                                           Average                   Weighted
          Range of                                        Remaining                  Average
          Exercise             Number                    Contractual                 Exercise
           Prices            Outstanding                    Life                      Price
         ----------          -----------                 -----------                 --------
         $2.69-2.88            166,500                    4.2 years                   $2.80
               3.63             20,000                    3.0 years                    3.63
               4.38             16,000                    3.6 years                    4.38
               5.81             15,000                    3.3 years                    5.81
                               -------
                               217,500                                                 3.20
                               =======

   The Company believes that had employee stock-based compensation for options granted under the 1996 Plan been determined based on the fair value at the grant date using the minimum value model as prescribed by SFAS 123, there would have been no material difference between the Company's pro forma net loss for the years ended December 31, 1998 and 1997 and the actual net loss recorded in the accompanying statement of operations. The fair value of each option was estimated on the grant date using the minimum value method with the following assumptions: annual dividend yield of 0.0%, risk-free annual interest rate of 5.82% to 6.57% and an expected option term of four years.

Note 8--Research and License Agreement:

   The Company and Xenova signed a research and license agreement with Eli Lilly and Company ("Eli Lilly") on February 16, 1998. The Company and Xenova are providing research services to Eli Lilly in the form of screening certain compounds for accelerated drug discovery and development. Eli Lilly will have certain license rights to any compounds resulting from efforts completed under the agreement. The Company and Xenova receive amounts quarterly under the agreement which approximate cost reimbursement for amounts incurred pursuant to the agreement. Milestone payments can also be earned by the Company and Xenova, as defined in the agreement. For the year ended December 31, 1998, the Company recorded total contract revenues of $4,750,000, consisting of a $1,000,000 non-refundable license fee and $3,750,000 of research fees. Costs incurred by the Company under the agreement in 1998 approximated $4,409,000.

                                  METAXEN, LLC
                 A MAJORITY OWNED SUBSIDIARY OF XENOVA LIMITED

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 9--Commitments:

   The Company leases its facility under a non-cancellable operating lease which expires in September 2002. The Company subleases certain space in its current facility to other tenants.

   Rent expense for the years ended December 31, 1998 and 1997 was $762,000 and $377,000, respectively. The Company recognizes rent expense on a straight line basis over the lease period.

   Future minimum lease payments under the non-cancellable operating lease and minimum sublease rental receipts under non-cancellable operating sub-leases are as follows:

                                                        Operating   Sublease
   Year Ending December 31,                               Lease      Income
   ------------------------                            ----------- -----------
   1999............................................... $ 1,966,000 $   633,000
   2000...............................................   1,997,000     429,000
   2001...............................................   1,843,000         --
   2002...............................................   1,814,000         --
   2003...............................................   1,783,000         --
                                                       ----------- -----------
                                                       $ 9,403,000 $ 1,062,000
                                                       =========== ===========

Note 10--Related Party Transactions:

   On September 4, 1996, the Company entered into a research and development collaboration agreement with Xenova. The agreement specifies the rights of both parties to intellectual property developed under the agreement. The agreement will continue to be in force until the earlier of (i) the date that Xenova provides the Company with notice that it will cease to provide funding for the operations of the Company; (ii) the dissolution of the Company; or (iii) the date of exchange of all shares of Class B and C Preferred Stock and Common Stock of the Company for shares of Xenova common stock.

   On December 17, 1997, the Company entered into a loan agreement with Xenova. Under this agreement, Xenova agreed to make available to the Company a loan facility of $1.1 million or such other amounts as the parties may agree to in writing from time to time. The loan bears interest at the UK LIBOR plus 1%, compounded quarterly. The loan will mature one year from the date on which Xenova advances amounts to the Company or such other date as the parties hereto may agree to in writing from time to time. On January 2, 1998, Xenova advanced $1.1 million to the Company under this loan agreement.

   During 1998 the loan agreement was amended and the total amount available was increased to $2.92 million, all of which was borrowed and outstanding at December 31, 1998. Interest due on the loan as of December 31, 1998 amounted to $115,000.